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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                FORM 8-K


                         CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

              Date of Report (Date of earliest event reported):
                           December 23, 2008
                           -----------------

                       WESTAMERICA BANCORPORATION
                       --------------------------
          (Exact Name of Registrant as Specified in Its Charter)

                                CALIFORNIA
                                ----------
              (State or Other Jurisdiction of Incorporation)


                001-9383                       94-2156203
                --------                       ----------
        (Commission File Number)    (IRS Employer Identification No.)


         1108 Fifth Avenue, San Rafael, California          94901
         ----------------------------------------------------------
          (Address of Principal Executive Offices)        (Zip Code)


                             (707) 863-6000
                             --------------
            (Registrant's Telephone Number, Including Area Code)


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))


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Form 8-K

Item 2.02, Results of Operations and Financial Condition

Westamerica Bancorporation (NASDAQ: WABC) expects to release results of operations for the fourth quarter 2008 and financial condition as of December 31, 2008 on January 15, 2009 at approximately 8:00 a.m. Pacific Time. The following discussion provides an update of operating results given current environmental and other conditions.

Westamerica expects to report a net interest margin of approximately 5.42 percent for the fourth quarter 2008. Recent monetary actions by the Federal Open Market Committee of the Federal Reserve (FOMC) have lowered the target range for the federal funds rate. Abundant liquidity has existed in the market for federal funds throughout the fourth quarter 2008, causing effective borrowing rates to be below the target rate set by the FOMC. The decline in short-term rates has allowed Westamerica's Management to significantly reduce its cost of borrowing funds. Westamerica expects its cost of funds to be approximately 0.51 percent for the fourth quarter 2008.

Management expects net loan charge-offs of approximately $6.7 million in the fourth quarter. The higher level of charge-offs is primarily due to two loan relationships acquired in the 2005 acquisition of Redwood Empire Bancorp
(REBC). One of the lending relationships, initially disclosed in April 2008, has loan collateral comprised of developed land and residential real estate properties located north of Sacramento, California. At September 30, 2008, these loans totaling $9.4 million were on non-accrual status. Management has commenced loan collateral foreclosure proceedings and estimates loan charge-offs of $3.6 million in the fourth quarter 2008. The other REBC acquired lending relationship is a $3.6 million construction loan relationship placed on non-accrual status during the fourth quarter 2008. The loan collateral is comprised of six substantially completed residences and nine developed lots in Petaluma, California. Westamerica anticipates recording a $950 thousand charge-off on this loan relationship in the fourth quarter 2008. The remaining estimated net charge-offs of $2.1 million represent charge-offs of automobile, commercial and other loans.

Management has reviewed forecasted levels of loan charge-offs and applied its judgement in assessing the level of the allowance for loan losses. The Company will record a $900 thousand provision for loan losses for the fourth quarter 2008. The allowance for loan losses at December 31, 2008 is expected to total approximately $44.4 million. Management does not expect non-performing assets (non-performing loans and foreclosed loan collateral) to exceed $17 million at December 31, 2008, including the non-performing assets described above.

In the second and third quarters of 2008, Westamerica recognized securities losses on FHLMC and FNMA preferred stock. The value of these securities has continued to decline throughout the fourth quarter. Based on current values, Westamerica expects to record "other than temporary impairment" of approximately $1.9 million after tax due to declines in value of these preferred stocks and other common stocks.

Excluding the "other than temporary impairment" charge referred to above, the Company expects to report an annualized return on average shareholders' equity of 22 percent for the fourth quarter 2008, and an efficiency ratio (operating expenses / revenues) of 41 percent. The Company's share repurchase activity is not expected to have a meaningful impact on the average number of shares outstanding during the fourth quarter 2008.


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FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's most recent annual and quarterly reports filed with the Securities and Exchange Commission, including the Company's Form 10-Q for the quarter ended September 30, 2008 and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation,legislation including the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.


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                              Signatures

Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westamerica Bancorporation

/s/    JOHN "ROBERT" THORSON
-------------------------------------------------
John "Robert" Thorson
Senior Vice President and Chief Financial Officer
December 23, 2008